Exhibit 6.3

EXECUTION COPY

VISKASE COMPANIES, INC.

STOCK OPTION AGREEMENT

This STOCK OPTION AGREEMENT (the “Agreement”) is made by and between Viskase Companies, Inc., a Delaware corporation (the “Company”), and Mr. Thomas Davis, an officer or employee of the Company or a subsidiary of the Company (the “Participant”) effective as of December 30, 2016.

Whereas, the Company and the Participant entered into that certain Amended and Restated Employment Agreement, dated as of December 30, 2016 (the “Employment Agreement”);

Whereas, the Participant exercised all the Participant’s Vested Options (as defined in the Employment Agreement) on or prior to the date hereof;

Whereas, the exercise of the Participant’s Vested Options is a condition to the execution and delivery of this Agreement.

In consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the Company and the Participant hereby agree as follows:

1.                                      Exercise of Vested Options.  The Participant represents and warrants that he exercised all the Vested Options on or prior to the date hereof and has no additional or other rights relating to the Vested Options other than the ownership of shares granted to the Participant as a result of such exercise.

2,                                      Grant of Option.  The Company hereby irrevocably grants to the Participant the option (the “Option”) to purchase 600,000 shares (the “Option Shares”) of common stock, par value $.01 per share, of the Company (the “Common Stock”).  This Option is granted pursuant to and is subject to the terms and conditions of the Viskase Companies, Inc. 2005 Stock Option Plan, as amended (the “Plan”), except as modified in this Agreement.  A copy of the Plan is attached as an exhibit hereto and the terms and conditions thereof are incorporated herein by this reference and are expressly made part of this Agreement.  All terms used herein and defined in the Plan shall, unless otherwise defined herein, have the same means herein as they have in the Plan.  The Option granted hereby is non-transferable except as otherwise permitted under the Plan.

2.                                      Option Price.  The Option price (the “Option Price”) with respect to the Option Shares shall be $2.53 per share without commission or other charge.

3.                                      Exercisability.  This Option shall become exercisable as follows:

Date Option Becomes Exercisable	Cumulative Number of Option Shares as to Which Option is Exercisable
December 31 , 2017	33-1/3% or One-Third Shares
December 31, 2018	66-2/3% or Two-Thirds Shares
December 31, 2019	100% or Total Shares
Total	100% or Total Shares

; provided, however, (A) that if the Company experiences a Change of Control, and on or before the twelve-month anniversary of the date of such Change of Control the Company terminates the Participant’s employment without Cause, then this Option shall become fully vested and (B) notwithstanding anything to the contrary in the Plan, if the Participant’s employment with the Company is  terminated by the Company without Cause, or due to death or Disability, then this option shall become fully vested.

4.                                      Term.  This Option shall expire on and not be exercisable after December 31, 2026.

5.                                      Manner of Exercise.  This Option may be exercised solely by written notice to the Chief Financial Officer of the Company at least three (3) business days in advance of such exercise and by (i) full payment of the purchase price in accordance with Section 6(c) of the Plan for the Option Shares with respect to which Option or portion thereof is exercised, (ii) notification that the Participant is electing to exercise the Option or portion thereof on a net basis without the exchange of funds, or (iii) in any other manner provided by Section 6(c)(2) through (5) of the Plan, together in each case, with payment or arrangement for payment of any federal income or other tax required to be withheld by the Company with respect to such Common Stock and such other documents as may be requested by the Company pursuant to the Plan.

The Company may postpone the time of delivery of certificate for Common Stock for such additional time as may be necessary to comply with the listing requirements of any securities exchange upon which the Common Stock of the Company listed, or the requirements of the Securities Act of 1933 or the Securities Exchange Act of 1934 or any rules or regulations of the Securities and Exchange Commission promulgated thereunder or the requirements of applicable state laws relating to the authorization, issuance or sale of securities.

6.                                      Modification and Waiver.  Except as expressly provided in the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Participant and the Company.  No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such provision.  The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

7.                                      Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois.

8.                                      Participant Acknowledgment.  The Participant hereby acknowledges receipt of a copy of the Plan.

9.                                      Definitions.  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Viskase Companies, Inc. 2005 Stock Option Plan.  In addition, the following definitions are hereby added to the Agreement:

“Affiliate” shall mean, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that beneficial ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control.  The terms “controlling” and “controlled” shall have meanings correlative of the foregoing.

“Change in Control” shall mean the occurrence of one or more of the following events:

(i)                                     any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

(ii)                                  any Person or Group, other than Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly whether by merger or consolidation, of a majority of the total outstanding Voting Stock of the Company as measured by voting power; provided that there shall be no Change in Control pursuant to this clause (ii) if the Permitted Holders continue to have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company;

(iii)                               the adoption of a plan for the liquidation or dissolution of the Company; or

(iv)                              during any two-year period, individuals who on the date such period commenced constituted a majority of the Board of Directors (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Company was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the date such period commenced or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; provided, that there shall be no Change in Control pursuant to this clause (iv) if since the date such period commenced the Permitted Holders continued to own, directly or indirectly, (A) at least 90% of the Voting Stock of the Company held by the Permitted Holders as of the date such period commenced and (B) more Voting Stock than any other Person or Group.

“Permitted Holder” shall mean  (1) Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Carl Icahn; (2) the estate of Carl Icahn or any person identified under clause (1); (3) any person who receives a beneficial interest, gift, grant or bequest in any entity included in clause (5) from, or in respect of,  the will or estate of any person specified under clause (1) or any estate identified under clause (2); (4) any executor, personal administrator or trustee who holds a beneficial interest in any entity included in clause (5) for the benefit of, or as fiduciary for, any person under clauses (1), (2) or (3); or (5) any corporation, partnership, limited liability company, trust, or similar entity, directly or indirectly owned or controlled by, or the sole beneficiary of which are, Carl Icahn or any other person or persons identified in clauses (1), (2) or (3).

“Person” shall mean a “person,” as such term is used in Sections 13(d) and 14(d) of the Exchange Act.

“Voting Stock” shall mean securities of any class or classes of capital stock of the Company entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of the Company.

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IN WITNESS WHEREOF, Viskase Companies, Inc. has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his own behalf, as of the day and year first above written.

VISKASE COMPANIES, INC.

By	/s/ Michael Schenker
	Name:	Michael Schenker
	Title:	General Counsel

/s/ Thomas Davis
Thomas Davis, Participant